QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.4

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-10 Yamana Gold Inc. of our report dated March 29, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the consideration of internal control over financial reporting), relating to the consolidated financial statements of Northern Orion Resources Inc. appearing in the Annual Report on Form 40-F of Northern Orion Resources Inc. for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Circular, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP Independent Registered Chartered Accountants Vancouver, British Columbia, Canada July 19, 2007

QuickLinks

Exhibit 5.4